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                                                                   EXHIBIT 99.01

                                                      June 10, 1996
                                                      Richard E. Lovell
                                                      Kellogg Company
                                                      (616) 961-3799

                                                      Maria Papa or Paul Thomas
                                                      Hill and Knowlton, Inc.
                                                      (212) 885-0459 or 0491


                       KELLOGG USA SLASHES CEREAL PRICES
               WITH CUTS AS HIGH AS 27 PERCENT ON LEADING BRANDS

     BATTLE CREEK, MICH -- Strongly committed to delivering "The Best to You Each Morning"(R) by providing the highest quality and the most value, market leader Kellogg USA announced price reductions, effective today, averaging 19 percent on brands comprising about two-thirds of its U.S. cereal business.

     Prices to retailers of many of Kellogg's most popular brands have been slashed deeply, including reductions of 18 percent on Kellogg's Frosted Flakes(R), 22 percent on Kellogg's(R) Frosted Mini-Wheats(R) and 27 percent on Kellogg's(R) Froot Loops(R).

     Today's reductions are in addition to reductions earlier this year on Kellogg's(R) Low Fat Granola and Kellogg's(R) Raisin Bran cereals. For Kellogg's(R) Raisin Bran, the nation's favorite high-fiber cereal, the total price reduction this year is 26 percent.

     Today's announcement continues the leadership and determination of Kellogg Company to respond to consumer expectations. More than two years ago, the company initiated major changes in the U.S. cereal category by reducing inefficient price-promotion spending and freezing its cereal prices.

     "Consumers want lower prices and purchase incentives," said Arnold G. Langbo, Kellogg Company chairman of the board and chief executive officer. "Kellogg has listened and is responding. The outcome will be a big win for consumers and for the company."

     "Our commitment to value leadership, the success of our company-wide cost-reduction initiatives, and major gains in price-promotion efficiencies have led to these substantial price decreases," Langbo said.

     "Just as importantly," Langbo continued, "Kellogg Company reaffirms its commitment to deliver the highest quality in every spoonful. Today's announcement underscores our long-term strategy of providing the very best
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products at very competitive prices.

     "Coupons and other purchase incentives will continue to be an important part of our business," Langbo said. "However, we recognize the problems in a system where only two percent of coupons printed are actually redeemed. By being more selective in couponing with fewer coupons targeted more efficiently, Kellogg will deliver far more consumer value."

     Because on-the-shelf prices are set by individual retailers, Kellogg anticipates that consumers will see the new lower prices within the next few weeks.

     Based primarily on the impact of price reductions and U.S. competitive conditions, the company estimates that earnings per share for the second quarter, which ends June 30, will be about 45 cents, compared to 77 cents in 1995. However, Kellogg projects that full-year earnings per share will be about the same as last year and that the company will return to double-digit EPS growth in the years ahead. EPS amounts exclude non-recurring charges.

     Kellogg Company is the world's leading producer of ready-to-eat cereal products. Twelve of the 15 most popular cereal products in the world come from Kellogg.